Exhibit 99.1

NEWS RELEASE

IMMEDIATE RELEASE

September 19, 2013

Media Contact:

Doug Shepard

Harte-Hanks, Inc.

Executive Vice President and Chief Financial Officer

(210) 829-9120

doug_shepard@harte-hanks.com

HARTE-HANKS AGREES TO SELL SHOPPERS

BREA, CA – Harte-Hanks, Inc. (NYSE: HHS), an international direct and targeted marketing company, today announced it has entered into a definitive agreement to sell the assets of its Shoppers division to subsidiaries of OpenGate Capital for approximately $22.5 million in cash proceeds.  The transaction is expected to close before September 30, 2013 upon satisfaction of customary closing conditions.

Robert Philpott, Harte-Hanks’ President and Chief Executive Officer, commented, “Shoppers joined Harte-Hanks in 1972. The PennySaver brand is very well known in California, with a loyal readership of its publications and a committed advertiser base. The staff on our Shoppers team is dedicated and hard-working. However we believe that the Shoppers business is no longer a good strategic fit with the other businesses within Harte-Hanks. The focus that OpenGate Capital will now give to Shoppers will put it in a much stronger position to thrive. I want to thank everyone in Shoppers for their many years of devoted service and recognize the contribution that they have made to Harte-Hanks.”

“Harte-Hanks is now in the position to focus on our core business. We are in the early stages of the development of a new strategy for the Company. The sale of our Shoppers business will make that process more streamlined and it will enable us to work towards a more precise definition of our own story.”

Harte-Hanks anticipates the transaction will result in a one-time after-tax loss of approximately $15.0 million to $20.0 million, and cash tax savings of approximately $6.0 million to $7.5 million.  The company intends to use the proceeds from the transaction for general corporate purposes.

About Harte-Hanks®:

Harte-Hanks® is an international direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing helps its clients obtain insight about their customers through database and marketing analytics. Based on that insight Harte-Hanks Direct Marketing designs, implements and executes multichannel marketing programs on behalf of its clients using direct and digital communications.

Cautionary Note Regarding Forward-Looking Statements:

This press release includes forward-looking statements regarding the proposed sale of our  Shoppers division, including statements related to product and service offerings and businesses of Harte-Hanks and OpenGate Capital and the expected impact of the transaction on our financial results for 2013. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Harte-Hanks and OpenGate Capital that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, but are not limited to, that the transaction will not close or that the closing may be delayed, and our expectations for the use of the net proceeds from the transaction. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or our financial condition.

Certain additional risk factors are set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 under “Item 1A. Risk Factors”.  We assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.